EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2015 First Quarter Results

E.P.S. of $0.95 up 20% versus prior year

ALPHARETTA, GEORGIA — May 6, 2015 — Neenah Paper, Inc. (NYSE:NP) today reported 2015 first quarter results.

First Quarter Highlights

•            Record operating income and adjusted earnings per share, driven by double-digit earnings growth in both segments.

•            Consolidated sales increase 1 percent (8 percent on a constant currency basis).

•            Earnings per diluted share of $0.95 up 20 percent compared with adjusted earnings per share of $0.79 in 2014. Prior year adjusted E.P.S. excluded $0.01 for restructuring costs.

•            Initial dividend paid at the previously announced increased quarterly rate of $0.30 per share.

“Adjusted earnings” is a non-GAAP measure and is used to improve comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

“Our businesses had a strong start to the year led by volume-driven growth in filtration and other technical products markets as well as margin recovery in Fine Paper and Packaging following last year’s spike in winter energy costs. While the strong US dollar materially impacted our top line, effective cost control and lower input costs helped our teams completely mitigate currency impacts on the bottom line,” said John O’Donnell, Chief Executive Officer.

Quarterly Consolidated Results

Income Statement

Consolidated net sales of $228.2 million in the first quarter of 2015 grew 1 percent compared with $225.1 million in the first quarter of 2014. Growth resulted from volume gains in Technical Products, including the July 2014 filtration acquisition, improved selling prices and a higher value mix in both business segments. These items more than offset the impact of currency translation, which reduced sales by $14 million, or 7 percent, due to a stronger US dollar versus the euro.

Selling, general and administrative (SG&A) expense of $21.9 million in the first quarter of 2015 increased from $19.9 million in the first quarter of 2014. Higher costs in 2015 included ongoing costs for the acquired filtration business and timing impacts of certain other expenses.

Adjusted operating income was $28.8 million in 2015 compared with $23.3 million in the first quarter of 2014. While there were no adjusting items in 2015, 2014 adjusted operating income excluded $0.3 million for restructuring costs. Higher income in 2015 reflected revenue growth and lower input costs in 2015 that more than offset increased SG&A and negative impacts of currency translation.

Net interest expense of $3.0 million in the first quarter of 2015 increased from $2.8 million in the first quarter of 2014 as a result of additional borrowing in Germany in December 2014 that was used to repatriate cash to the US.

The effective income tax rate of 37 percent in the first quarter of 2015 increased from 35 percent in the first quarter of 2014 primarily due to changes in the expected mix of income between tax jurisdictions.

Cash Flow and Balance Sheet

Cash provided from operations in the first quarter of 2015 was $5.1 million compared with $14.8 million in the first quarter of 2014. Lower cash from operations in 2015 reflected an increased investment in working capital, partly due to benefits in the first quarter of 2014 from changes in accounts payable terms, as well as higher accounts receivable as sales increased from year-end levels.

Capital spending of $5.7 million in the first quarter of 2015 compared with $4.3 million in the prior year period. In addition to capital spending, cash uses in the first quarter of 2015 included repayment of long-term debt, dividends and share repurchases.

Net debt (debt less cash) of $164.4 million at March 31, 2015 compared with $161.7 million on December 31, 2014 and $127.8 million as of March 31, 2014. Net debt increased versus year-ago levels primarily as a result of funding for a US filtration acquisition in July 2014.

Quarterly Segment Results

Technical Products net sales of $119.9 million increased 2 percent compared with prior year sales of $117.5 million. The growth in sales resulted from increased volumes (including the acquisition), a higher value product mix and increased selling prices, partly offset by unfavorable currency effects. Sales on a constant currency basis grew 14 percent (4 percent excluding the acquisition), led by gains in filtration.

Operating income of $16.0 million in the first quarter of 2015 increased 17 percent compared with prior year income of $13.7 million, the latter which included $0.3 million for restructuring costs. Higher operating income in 2015 resulted from sales growth, improved net selling prices and lower input costs. These items were only partly offset by higher SG&A and currency impacts.

Fine Paper & Packaging net sales were $101.4 million in the first quarter of 2015 compared with $101.5 million in the prior year. Sales reflected improved selling prices and a higher value mix offset by 3 percent lower volumes. While commercial printing volumes for core brands and retail sales increased, lower shipments resulted from timing of certain premium packaging orders and reduced sales of lower value non-branded products.

Operating income was $17.4 million in the first quarter of 2015 compared with $13.3 million in the prior year. Higher income in 2015 primarily resulted from lower input costs, especially for energy due to last year’s winter heating demand, as well as an improved price and mix of products sold.

Unallocated Corporate and Other includes unallocated corporate costs and results from acquired non-premium paper grades. Unallocated corporate costs in the first quarter of 2015 were $4.8 million compared with $3.8 million in prior year period. Costs were higher in 2015 mostly due to timing of certain expenses. In 2015, sales of non-premium paper grades were $6.9 million, with operating income of $0.2 million, compared with sales in 2014 of $6.1 million and an operating loss of $0.2 million.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

Continuing Operations	First Quarter
$ millions	2015	2014

GAAP Operating Income	$28.8	$23.0
Restructuring Costs	—	0.3
Adjusted Operating Income	$28.8	$23.3

GAAP Income	$16.3	$13.2
Restructuring Costs	—	0.2
Adjusted Income	$16.3	$13.4

GAAP Earnings per Diluted Common Share	$0.95	$0.78
Restructuring Costs	—	0.01
Adjusted Earnings per Share	$0.95	$0.79

Diluted Shares	16,988	16,769

Conference Call

A conference call and webcast to discuss first quarter earnings and other matters of interest will be held as noted below.

Date: Thursday, May 7, 2015

Time: 11:00 a.m. Eastern Time

Dial-In #:  (888) 893-0989 US/Canada or (706) 758-4223 International

Confirmation ID Code: 27658935

Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Events/Presentations page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations — Events/Presentations section of the company’s web site, www.neenah.com.

A replay of the call will be available through the company’s web site until June 11, 2015 and may also be accessed by dialing (855) 859-2056 in the US or (404) 537-3406 internationally, using conference ID 27658935.

About Neenah Paper, Inc.

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Net Sales	$228.2	$225.1
Cost of products sold	177.3	181.7
Gross Profit	50.9	43.4
Selling, general and administrative expenses	21.9	19.9
Unusual items (1)	—	0.3
Other expense - net	0.2	0.2
Operating Income	28.8	23.0
Interest expense-net	3.0	2.8
Income From Operations Before Income Taxes	25.8	20.2
Provision for income taxes	9.5	7.0
Net Income	$16.3	$13.2

Earnings Per Common Share:
Basic	$0.96	$0.79

Diluted	$0.95	$0.78

Weighted Average Common Shares Outstanding (000s)
Basic	16,737	16,459

Diluted	16,988	16,769

(1) Results for the three months ended March 31, 2014, include restructuring costs of $0.3 million.

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Net Sales:
Technical Products	$119.9	$117.5
Fine Paper and Packaging	101.4	101.5
Other	6.9	6.1
Consolidated	$228.2	$225.1

Operating Income:
Technical Products	$16.0	$13.7
Fine Paper and Packaging	17.4	13.3
Other	0.2	(0.2)
Unallocated corporate costs	(4.8)	(3.8)
Consolidated	$28.8	$23.0

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$58.8	$72.6
Accounts receivable - net	111.6	87.1
Inventories	105.6	111.3
Deferred income taxes	14.1	15.8
Prepaid and other current assets	13.6	15.7
Total current assets	303.7	302.5
Property, plant and equipment - net	251.4	270.0
Deferred income taxes	26.8	29.9
Goodwill and other intangibles - net	104.3	110.4
Other non-current assets	16.8	17.8
Total assets	$703.0	$730.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$1.2	$1.4
Accounts payable	42.3	46.9
Accrued expenses	43.6	45.8
Total current liabilities	87.1	94.1
Long-term debt	222.0	232.9
Deferred income taxes	9.5	10.6
Non-current employee benefits	95.9	103.1
Other noncurrent obligations	1.4	1.2
Total liabilities	415.9	441.9
Stockholders’ equity	287.1	288.7
Total liabilities and stockholders’ equity	$703.0	$730.6

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net income	$16.3	$13.2
Depreciation and amortization	7.2	7.2
Stock-based compensation	1.9	1.4
Excess tax benefit from stock-based compensation	(0.5)	(1.9)
Deferred income tax provision	4.6	4.7
Non-cash effects of changes in FIN 48 accruals	(0.2)	—
Increase in working capital	(25.5)	(6.8)
Pension and other postretirement benefits	0.8	(2.8)
Other	0.5	(0.2)
Net cash provided by operating activities	5.1	14.8
Investing Activities
Capital expenditures	(5.7)	(4.3)
Purchase of marketable securities	(0.1)	(0.1)
Other	(0.1)	(0.1)
Cash used in investing activities	(5.9)	(4.5)
Financing Activities
Repayment of debt	(4.7)	(6.8)
Proceeds from exercise of stock options	0.2	2.6
Shares purchased	(3.3)	(0.1)
Cash dividends paid	(5.1)	(4.0)
Excess tax benefit from stock-based compensation	0.5	1.9
Cash used in financing activities	(12.4)	(6.4)
Effect of exchange rates on cash and cash equivalents	(0.6)	(0.1)
Net increase (decrease) in cash and cash equivalents	(13.8)	3.8
Cash and cash equivalents, beginning of the year	72.6	73.4
Cash and cash equivalents, end of the year	$58.8	$77.2